Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Nitrogen Announces Results for Fourth Quarter and Full Year 2012; Issues 2013 Guidance

LOS ANGELES, CA (March 19, 2013) – Rentech Nitrogen Partners, L.P. (NYSE: RNF), which manufactures and sells nitrogen fertilizer products including ammonia, urea ammonium nitrate solution (UAN) and ammonium sulfate, today announced its results for the three and twelve months ended December 31, 2012 and provided guidance for 2013.

Commenting on the results for the period, D. Hunt Ramsbottom, CEO of Rentech Nitrogen GP, LLC, stated, “2012 was a successful year for Rentech Nitrogen. We delivered strong results, and completed a major accretive acquisition and our urea/DEF expansion at the East Dubuque Facility.”

Mr. Ramsbottom continued, “Although we expect 2013 cash distributions to total approximately $2.60 per unit due to planned and unplanned downtime, we look forward to a very strong 2014, with three expansions scheduled for full production that are expected to add significantly to 2014 cash distributions and EBITDA.”

Financial Highlights

The financial statements for the periods ended December 31, 2012 include results of the Pasadena Facility from the date of the closing of the acquisition of Agrifos LLC on November 1, 2012.

Three months ended December 31, 2012

Revenues for the three months ended December 31, 2012 were $92.4 million, compared to $63.0 million for the comparable period in the prior year. The increase was due to the contribution of $37.4 million of revenues from the Pasadena Facility, which was partially offset by decreased sales prices and volumes for most products at the East Dubuque Facility. Ammonia and UAN sales volumes declined in the current period as a result of production lost during plant outages at the East Dubuque Facility that occurred in the fourth quarter of 2012. This delayed UAN shipments scheduled for the fourth quarter of 2012 into the first quarter of 2013.

During the three months ended December 31, 2012, Rentech Nitrogen generated operating income of $21.3 million compared to $22.6 million during the comparable period in the prior year. Operating income in the current period was reduced by $4.1 million of acquisition costs for the Pasadena Facility.

Net income was $17.6 million or $0.44 per unit, for the current period, which included a $2.1 million loss on debt extinguishment. This compares to net income of $10.5 million for the same period last year, which included $10.3 million of loss on debt extinguishment. Rentech Nitrogen generated net income subsequent to its initial public offering (November 9, 2011 through December 31, 2011) of $11.3 million or $0.30 per common unit.

EBITDA for the three months ended December 31, 2012 was $24.3 million, compared to $25.9 million in the corresponding period in 2011. EBITDA for the current period, excluding Partnership level expenses and acquisition costs related to the Pasadena Facility, totaled $28.6 million. The East Dubuque Facility and the Pasadena Facility contributed $30.3 million and ($1.7) million in EBITDA, respectively, during the three months ended December 31, 2012. As part of purchase accounting adjustments related to the acquisition of Agrifos, the value of inventory was increased to fair value as of the closing date, which resulted in an approximately $3.4 million increase in the cost of product sold by the Pasadena Facility during the two-month period ended December 31, 2012. Further explanation of EBITDA, a non-GAAP financial measure has been included below in this press release.

Gross margins for the three months ended December 31, 2012 were 31%, compared to 41% for the same period last year due to the absorption of fixed costs on lower volumes resulting from plant outages in the fourth quarter of 2012, lower prices for most products at the East Dubuque Facility and the contribution of gross profits from the Pasadena Facility, which were lower gross margin sales than those from the East Dubuque Facility. Average natural gas costs in cost of sales for the East Dubuque Facility were $3.44 per MMBtu for the three months ended December 31, 2012, compared to $4.75 per MMBtu for the prior-year period. Average ammonia and sulfur costs in cost of sales for the Pasadena Facility were $658 per ton and $154 per ton, respectively for the current period.

Selling, general and administrative (SG&A) expenses were $6.4 million for the three months ended December 31, 2012, compared to $3.3 million for the prior-year period. The increase was primarily due to business development expenses of approximately $2.4 million, including $2.3 million related to the acquisition of the Pasadena Facility. In addition, non-cash unit-based compensation was approximately $0.4 million higher in the current period than in the prior-year period. Current period expenses also include $0.4 million in SG&A expenses at the Pasadena Facility. Partially offsetting the increase in SG&A expenses was a $1.1 million reduction in audit and tax fees which were higher in the prior-year period due to the additional audit and tax work required for the initial public offering (IPO) and change in fiscal year.

Twelve months ended December 31, 2012

Revenues for the twelve months ended December 31, 2012 were $261.6 million, compared to $199.9 million for the prior year. The increase was primarily due to the contribution of $37.4 million of revenues from the Pasadena Facility, increased sales prices for all products from the East Dubuque Facility and higher sales volume for ammonia at the East Dubuque Facility. UAN sales volume declined in the current year as a result of production lost during plant outages at the East Dubuque Facility that occurred in the fourth quarter of 2012. This delayed UAN shipments scheduled for the fourth quarter of 2012 into the first quarter of 2013.

During the twelve months ended December 31, 2012, Rentech Nitrogen generated operating income of $111.6 million, compared to $77.9 million in the prior year.

For the twelve months ended December 31, 2012, net income was $107.0 million or $2.78 per unit, which included $2.1 million of loss on debt extinguishment. This compares to net income of $31.1 million for last year, which included $19.5 million of loss on debt extinguishment. Rentech Nitrogen generated net income subsequent to its IPO (November 9, 2011 through December 31, 2011) of $11.3 million or $0.30 per common unit.

EBITDA for twelve months ended December 31, 2012 was $124.0 million, compared to $88.6 million in 2011. EBITDA for the current period, excluding Partnership level expenses and acquisition costs related to the Pasadena Facility, totaled $135.8 million. The East Dubuque Facility and the Pasadena Facility contributed $137.5 million and ($1.7) million in EBITDA, respectively, during the twelve months ended December 31, 2012. As part of purchase accounting adjustments related to the acquisition of Agrifos, the value of inventory was increased to fair value as of the closing date, which resulted in an approximately $3.4 million increase in the cost of product sold by the Pasadena Facility during the two-month period ended December 31, 2012. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of Rentech Nitrogen’s EBITDA to net income have been included below in this press release.

Gross margins for the twelve months ended December 31, 2012 were 50%, compared to 43% last year. The increase in gross margins was primarily attributable to an increase in product pricing and lower natural gas costs. Average natural gas costs in cost of sales for the East Dubuque Facility were $3.59 per MMBtu for the twelve months ended December 31, 2012, compared to $4.76 per MMBtu for the prior year. Average ammonia and sulfur costs in cost of sales for the Pasadena Facility were $658 per ton and $154 per ton, respectively for the current period.

SG&A expenses were $18.4 million for the twelve months ended December 31, 2012, compared to $7.7 million for the prior year. The increase was primarily due to business development expenses of approximately $4.5 million, including approximately $4.1 million for the Agrifos acquisition. In addition, Rentech Nitrogen was a publicly traded limited partnership for twelve full months in 2012 as compared to 52 days in 2011, which resulted in increases in non-cash unit-based compensation of approximately $2.6 million, payroll costs of approximately $1.3 million, approximately $1.0 million in professional and other fees related to being a publicly-traded partnership, and $0.7 million of fees on the unused credit facility. Current period expenses also include $0.4 million in SG&A expenses at the Pasadena Facility. The increase in SG&A expenses was partially offset by a $0.7 million reduction in audit and tax fees due to additional audit and tax work in 2011 required for the IPO and change in fiscal year.

2013 Outlook

Rentech Nitrogen expects 2013 to benefit from strong nitrogen market dynamics. The Partnership expects 2013 planted corn acres to exceed 96 million. With drought conditions moderating, Rentech Nitrogen anticipates yields in the range of 155 – 160 bushels per acre and a multi-year recovery of corn inventories from last year’s drought. For these reasons, the Partnership expects corn prices to remain strong, incentivizing farmers to plant corn and apply nitrogen to maximize yields and profits. With farm income remaining very strong and fertilizer costs as a percentage of corn revenues at historical lows, farmers are well positioned to purchase nitrogen.

Rentech Nitrogen expects 2013 cash available for distribution to be approximately $101 million, or $2.60 per unit. The 2013 guidance includes the impact of two scheduled outages at its facilities during the year, as described below. Excluding the effects of these outages and approximately $6.0 million in lost profits in 2013 due to the unscheduled December 2012 outage at the East Dubuque Facility, 2013 consolidated cash available for distribution would have been approximately $0.65 per unit higher. The calculation of forecasted cash available for distribution has been included below in this press release.

Rentech Nitrogen expects 2013 EBITDA to be approximately $129 million. Excluding Partnership level expenses, 2013 EBITDA for the East Dubuque Facility and Pasadena Facility are expected to be $114 million and $24 million, respectively. The Partnership’s 2013 EBITDA guidance for the Pasadena Facility is consistent with the guidance previously provided at the time of the acquisition in late 2012. The calculation of forecasted EBITDA, a non-GAAP financial measure, and a reconciliation of EBITDA to net income have been included below in this press release.

Assuming product and input prices equal to those expected in 2013, Rentech Nitrogen noted that the annual incremental contribution from increased production from its expansion projects scheduled to come online by the end of 2013 would be expected to add approximately $0.90 per unit of cash distributions and approximately $41 million of EBITDA.

The Partnership provided guidance for the following additional key operating metrics, progress against its guidance and projected benefits of its expansion projects scheduled to be online by the end of 2013:

	2013 Guidance	Locked-in or Delivered (as of 2/28/13)	Impacts of Downtime Included in 2013 Guidance	2013 Pro Forma Increase as if Current Expansion Projects were On-line at Beginning of 2013[1]
East Dubuque Facility
Deliveries
Ammonia
Tons	119,000	46,000 or 39%
Average Price		$744
UAN
Tons	285,000	117,000 or 41%
Average Price		$329
Natural Gas in Cost of Sales
(million MMBtus)	10.1	3.7 or 37%
Average Cost Per million MMBtus (including transportation costs)		$3.87
EBITDA (in thousands)	$114,300		($21,500)	$34,200
Cash Distribution per Unit	$2.71		($0.54)	$0.75
Pasadena Facility
Deliveries (Tons)
Ammonium Sulfate	544,000
Sulfuric Acid	200,000
Ammonium Thiosulfate	60,000
Ammonia used in Cost of Sales (Tons)	143,000
Sulfur used in Cost of Sales (Tons)	210,000
EBITDA (in thousands)	$24,300		($4,300)	$6,400
Cash Distribution per Unit	$0.44		($0.11)	$0.15
Partnership Level
EBITDA (in thousands)	($9,700)
Cash Distribution per Unit	($0.55)
Consolidated
Total EBITDA (in thousands)	$128,900		($25,800)	$40,600
Total Cash Distribution per Unit	$2.60		($0.65)	$0.90

[1]

Pro forma increases to cash distribution per unit are illustrative and derived using the same assumptions underlying the 2013 guidance other than those for production and including those of commodity prices. The expansion projects are anticipated to begin contributing to cash distributions in 2014. The pro forma calculations of cash distributions are not meant to serve as guidance for 2014.

Rentech Nitrogen has secured 81% of its spring 2013 forward sales book for ammonia and UAN, at strong product prices of $769 per ton and $361 per ton, respectively. The Partnership has secured 37% of the natural gas required to produce the products forecasted to be delivered during 2013, at an average price of $3.87, including transportation costs.

Scheduled Facility Outages

The East Dubuque Facility will undergo its scheduled bi-annual turnaround during the fourth quarter of 2013. The turnaround is anticipated to take up to four weeks, which is longer than the typical 18 to 25 days, due to the installation of the final tie-ins for the ammonia capacity expansion. During the turnaround, the facility’s ammonia and UAN units will be off-line so production and sales volumes for these products during 2013 are expected to be lower than in 2012. The impact of the turnaround on 2013 cash distributions is anticipated to be approximately $0.40 per unit. Included in this impact are approximately $4 million of costs for work related to the turnaround which are anticipated to be included in cost of sales in the fourth quarter of 2013.

The Pasadena Facility is scheduled to be down for approximately 14 days in the fourth quarter of 2013 due to work related to the ammonium sulfate debottlenecking project, as described below. The impact of the scheduled outage to 2013 cash distributions is anticipated to be approximately $0.11 per unit.

Expansion Projects

East Dubuque Facility

Urea/DEF: At the end of 2012, Rentech Nitrogen completed the urea/DEF expansion project to increase urea production capacity by approximately 15%, or 21,900 tons annually. The additional urea tons are being converted into and sold as diesel exhaust fluid (DEF) to Yara North America Inc. or as additional urea liquor sales. The sales are expected to increase Rentech Nitrogen’s cash available for distribution beginning this year. The total cost of the expansion project is $6.5 million.

Ammonia: The ammonia expansion project at the East Dubuque Facility is progressing on schedule and within budget. The project is designed to increase production of ammonia for sale or upgrade to other products by approximately 23%, or 70,000 tons annually, and to increase on-site ammonia storage capacity by 20,000 tons. The estimated $100 million expansion project, which is being financed by a multiple-draw capital expenditure loan facility, is scheduled to be completed by the end of 2013, after the scheduled bi-annual turnaround. The Partnership expects the additional 70,000 tons of ammonia production to contribute to per unit cash distributions beginning in 2014. Using the same assumptions underlying the 2013 guidance, including those regarding commodity prices, Rentech Nitrogen calculated that the increased production associated with this expansion project could increase cash available for distribution by $0.75 per unit.

Nitric Acid: In the third quarter of 2013, Rentech Nitrogen intends to commence construction of an efficiency improvement project that is designed to increase nitric acid production at the East Dubuque Facility by approximately 1,200 tons annually, without consuming additional feedstock. This project is also expected to reduce the amount of ammonia required for nitric acid production by about 350 tons annually. The additional nitric acid will be sold as a standalone product or used to increase the production of UAN. The project is expected to be completed during the first quarter of 2014 at a cost of approximately $2 million, with approximately $1.6 million expected to be expended in 2013.

Pasadena Facility

Ammonium Sulfate: Rentech Nitrogen is accelerating the previously announced debottlenecking project at its Pasadena Facility. The project, which is anticipated to increase ammonium sulfate production capacity by approximately 20%, or 115,000 tons annually, is now expected to be completed in the fourth quarter of 2013, sooner than the previously anticipated completion of mid-2014. As part of this project, Rentech Nitrogen expects to make process improvements to the ammonium sulfate plant at the facility during a 14-day planned outage in November 2013. During the outage, Rentech Nitrogen expects that sulfuric acid and ammonium thiosulfate production will be uninterrupted, while ammonium sulfate production will cease. The additional ammonium sulfate production is expected to begin contributing to per unit cash distributions in December 2013. The project is expected to cost approximately $6 million and will be funded from an existing capital expenditures facility. Using the same assumptions underlying the 2013 guidance, including those regarding commodity prices, Rentech Nitrogen calculated that the increased production associated with this expansion project could increase cash available for distribution by $0.15 per unit.

Power Generation: Rentech Nitrogen has commenced plans and engineering for a 15 megawatt electrical power generation project at the Pasadena Facility. The Partnership intends to install a steam turbine/generator set that would use excess steam now produced from the sulfuric acid plant at the facility to produce electrical power. It is expected that a portion of the power will be used in the Pasadena Facility, reducing electricity expenses, and the remaining power will be sold in the deregulated Texas power market, creating an additional revenue stream. Rentech Nitrogen expects that this project could cost approximately $30 million and would be completed in the fall of 2014. The project is expected to be funded under the 2012 credit agreement which provides for a $35 million incremental term loan facility allowing the Partnership, at any time on or before October 31, 2014, to borrow additional funds under the terms of the 2012 credit agreement, if lenders agree to lend such amount.

Cash Distributions

Rentech Nitrogen declared its fourth quarter 2012 cash distribution of $0.75 per unit, paid on February 14, 2013 to unit holders of record as of February 7, 2013. The cumulative cash distributions paid from cash generated during the twelve months ended December 31, 2012 was $3.30 per unit, which exceeded the Partnership’s previous guidance of $3.27 per unit (as described in its press release dated December 17, 2012). The calculation of cash available for distribution has been included below in this press release.

Conference Call with Management

Rentech Nitrogen will hold a conference call today, March 19, 2013, at 9:00 a.m. PDT, during which time senior management will review the Partnership’s financial results for this period and provide an update on the business. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-697-5978 or 630-691-2750 and the audience passcode 6179090#. An audio webcast of the call will be available at www.rentechnitrogen.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 11:00 a.m. PDT on March 19 through 11:00 a.m. PDT on March 26. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and the audience passcode 6179090#.

Note: The financial statements and key operating metrics below and on subsequent pages for the periods ended December 31, 2012 include results of the Pasadena Facility from the date of the closing of the acquisition of Agrifos LLC, which was November 1, 2012.

Rentech Nitrogen Partners, L.P.

Consolidated Statements of Income

(Stated in Thousands, Except per Unit Data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
	(unaudited)			(unaudited)[1]
Total Revenues	$92,407	$63,014	$261,635	$199,909
Cost of Sales	63,821	37,460	129,796	113,911

Gross Profit	28,586	25,554	131,839	85,998
Selling, general and administrative expense	6,394	3,336	18,376	7,690
Depreciation	665	77	1,390	374
(Gain) loss on disposal of property, plant and equipment	225	(507)	510	16

Operating Expenses	7,284	2,906	20,276	8,080

Operating Income	21,302	22,648	111,563	77,918
Other Income (Expense), Net
Interest expense	(1,289)	(1,947)	(1,469)	(12,788)
Loss on debt extinguishment	(2,114)	(10,263)	(2,114)	(19,486)
Loss on interest rate swaps	(44)	—	(951)	—
Other income, net	2	17	277	56

Total Other Expenses, Net	(3,445)	(12,193)	(4,257)	(32,218)

Income Before Income Taxes	17,857	10,455	107,306	45,700
Income tax expense	303	—	303	14,643

Net Income	$17,554	$10,455	$107,003	$31,057

Net income subsequent to initial public offering (November 9, 2011 through December 31, 2011)		$11,331		$11,331
Net Income per Common Unit—Basic	$0.44	$0.30	$2.78	$0.30
Net Income per Common Unit—Diluted	$0.44	$0.30	$2.78	$0.30
Weighted-Average Units:
Basic	38,634	38,250	38,350	38,250

Diluted	38,651	38,255	38,352	38,255

[1]

Due to a change in fiscal year, three months of the period presented are unaudited, but were included in a longer audited period. As a result of our change in fiscal year-end from September 30 to December 31 in 2011, the Partnership’s independent accountants audited the period from October 1, 2011 through December 31, 2011. The unaudited amounts presented for the calendar year ended December 31, 2011 were derived by subtracting the unaudited results for the 3 months ended December 31, 2010 from the audited results for the fiscal year ended September 30, 2011, and adding the audited results of the three months ended December 31, 2011.

Rentech Nitrogen Partners, L.P.

Statements of Income by Business Segment

(Stated in Thousands, Except per Unit Data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
	(unaudited)			(unaudited)[1]
Revenues
East Dubuque	$54,977	$63,014	$224,205	$199,909
Pasadena	37,430	—	37,430	—

Total Revenues	$92,407	$63,014	$261,635	$199,909
Gross Profit (Loss)
East Dubuque	$30,290	$25,554	$133,543	$85,998
Pasadena	(1,704)	—	(1,704)	—

Total Gross Profit	$28,586	$25,554	$131,839	$85,998
Operating Income (Loss)
East Dubuque	$28,221	$22,648	$125,984	$77,918
Pasadena	(2,648)	—	(2,648)	—

Total Operating Income	$25,573	$22,648	$123,336	$77,918
Net Income (Loss)
East Dubuque	$26,094	$10,455	$123,721	$31,057
Pasadena	(2,648)	—	(2,648)	—

Total Net Income	$23,446	$10,455	$121,073	$31,057
Reconciliation of Segment Net Income to Consolidated Net Income
Segment Net Income	$23,446	$10,455	$121,073	$31,057
Partnership and Unallocated Expenses	(4,573)	—	(11,844)	—
Unallocated Interest Expense and Loss on Interest Rate Swaps	(1,319)	—	(2,226)	—

Consolidated Net Income	$17,554	$10,455	$107,003	$31,057

[1]

Due to a change in fiscal year, three months of the period presented are unaudited, but were included in a longer audited period. As a result of our change in fiscal year-end from September 30 to December 31 in 2011, the Partnership’s independent accountants audited the period from October 1, 2011 through December 31, 2011. The unaudited amounts presented for the calendar year ended December 31, 2011 were derived by subtracting the unaudited results for the 3 months ended December 31, 2010 from the audited results for the fiscal year ended September 30, 2011, and adding the audited results of the three months ended December 31, 2011.

Rentech Nitrogen Partners, L.P.

Balance Sheet Data

(Stated in Thousands)

	As of December 31, 2012	As of December 31, 2011
Cash and Cash Equivalents	$55,799	$44,836
Working Capital	23,218	31,645
Construction in Progress	61,147	7,062
Total Assets	376,645	130,443
Debt	193,290	—
Total Long-Term Liabilities	192,961	277
Total Partners’ Capital/ Stockholders’ Equity	109,404	99,191

Key Operating Statistics:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Production Tons (in thousands)
East Dubuque Facility:
Ammonia	62	63	293	261
Ammonia Available for Sale (included in line above)	31	30	142	119
UAN	63	68	301	294
Other Products (excludes CO2)	57	61	284	264
Pasadena Facility:
Ammonium Sulfate	88	—	88	—
Sulfuric Acid	69	—	69	—
Ammonium Thiosulfate	9	—	9	—
Delivered Tons (in thousands)
East Dubuque Facility:
Ammonia	48	55	149	135
UAN	54	65	291	301
Other Products (excludes CO2)	10	10	49	44
Pasadena Facility:
Ammonium Sulfate	115	—	115	—
Sulfuric Acid	27	—	27	—
Ammonium Thiosulfate	—	—	—	—
Average Price per Delivered Ton
East Dubuque Facility:
Ammonia	$676	$684	$669	$652
UAN	$301	$307	$326	$297
Pasadena Facility:
Ammonium Sulfate	$300	—	$300	—
Sulfuric Acid	$94	—	$94	—
Ammonium Thiosulfate	—	—	—	—

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Input Costs
East Dubuque Facility:
Natural Gas
Natural Gas Used in Production (Million MMBtu)	2.2	2.3	10.6	9.8
Average Natural Gas Cost per MMBtu, including transportation cost	$3.72	$4.71	$3.55	$4.74
Natural Gas in Cost of Sales (Million MMBtu)	2.7	3.4	10.7	10.9
Average Natural Gas Cost per MMBtu, including transportation cost	$3.44	$4.75	$3.59	$4.76
Pasadena Facility:
Ammonia
Ammonia in Cost of Sales (thousand tons)	23	—	23	—
Average Cost of Ammonia in Cost of Sales ($/ton)	$658	—	$658	—
Sulfur
Sulfur in Cost of Sales (thousand tons)	25	—	25	—
Average Cost of Sulfur in Cost of Sales ($/ton)	$154	—	$154	—
On-Stream Rates:
East Dubuque Facility:
Ammonia	81.5%	83.7%	95.4%	92.3%
UAN	80.4%	84.8%	95.1%	92.6%
Pasadena Facility:
Ammonium Sulfate	88.0%	—	88.0%	—
Sulfuric Acid	63.2%	—	63.2%	—

The respective on-stream factors for the ammonia, UAN, ammonium sulfate and sulfuric acid plant equal the total days the applicable plant operated in any given period, divided by the total days in that period.

Disclosure Regarding Non-GAAP Financial Measures

EBITDA is defined as net income plus interest expense and other financing costs, loss on debt extinguishment, loss on interest rate swaps, income tax expense and depreciation and amortization, net of interest income. We calculate cash available for distribution as used in this table as EBITDA plus acquisition costs, non-cash compensation expense, and less maintenance capital expenditures to the extent not funded by capital proceeds, net interest expense and debt service and distribution of cash reserves for working capital needs. EBITDA and cash available for distribution are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•

our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

EBITDA and cash available for distribution should not be considered alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and cash available for distribution may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. In addition, EBITDA and cash available for distribution presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The table below reconciles EBITDA to net income for the three and twelve months ended December 31, 2011 (stated in thousands).

	Three Months Ended,	Twelve Months Ended,
	December 31, 2011
Net income	$10,455	$31,057
Add:
Interest income	(14)	(53)
Interest expense	1,947	12,788
Loss on debt extinguishment	10,263	19,486
Loss on interest rate swaps	—	—
Income tax expense	—	14,643
Depreciation and amortization	3,287	10,706
Other	(3)	(3)

EBITDA	$25,935	$88,624

The table below reconciles EBITDA to net income and cash available for distribution for the three months ended December 31, 2012 (stated in thousands).

	For the Three Months Ended December 31, 2012
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net Income	$26,094	$(2,648)	$(5,892)	$17,554
Add:
Net interest expense	12	—	1,275	1,287
Income tax expense	—	—	303	303
Loss on interest rate swaps	—	—	44	44
Loss on debt extinguishment	2,114	—	—	2,114
Depreciation and amortization	2,041	963	—	3,004

EBITDA	$30,261	$(1,685)	$(4,270)	$24,306
Plus: Acquisition costs	—	—	4,131	4,131

Adjusted EBITDA	$30,261	$(1,685)	$(139)	$28,437
Plus: Non-cash compensation expense	—	—	556	556
Less: Maintenance capital expenditures	(2,529)	(587)	—	(3,116)
Less: Net cash interest expense and debt service	(12)	—	(1,291)	(1,303)
Plus: Distribution of cash reserves for working capital	—	2,414	2,117	4,531

Cash available for distribution	$27,720	$142	$1,243	$29,105

Cash available for distribution, per unit				$0.75

Common units outstanding				38,839

The table below reconciles EBITDA to net income and cash available for distribution for the twelve months ended December 31, 2012 (stated in thousands).

	For the Twelve Months Ended December 31, 2012
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net Income	$123,721	$(2,648)	$(14,070)	$107,003
Add:
Net interest expense	149	—	1,275	1,424
Income tax expense	—	—	303	303
Loss on interest rate swaps	—	—	951	951
Loss on debt extinguishment	2,114	—	—	2,114
Depreciation and amortization	11,497	963	—	12,460
Other	—	—	(232)	(232)

EBITDA	$137,481	$(1,685)	$(11,773)	$124,023
Plus: Acquisition costs	—	—	4,131	4,131

Adjusted EBITDA	$137,481	$(1,685)	$(7,642)	$128,154
Plus: Non-cash compensation expense	—	—	2,827	2,827
Less: Maintenance capital expenditures	(7,913)	(587)	—	(8,500)
Less: Net cash interest expense and debt service	(149)	—	(1,297)	(1,446)
Plus: Distribution of cash reserves for working capital	—	2,414	3,696	6,110

Cash available for distribution	$129,419	$142	$(2,416)	$127,145

Cash available for distribution, per unit				$3.30

Common units outstanding				38,529

The table below reconciles forecasted EBITDA and cash available for distribution to forecasted net income for the twelve months ending December 31, 2013. (stated in thousands, except per unit data).

	Forecasted For the Twelve Months Ending December 31, 2013
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net Income	$103,500	$19,300	$(18,100)	$104,700
Add:				—
Net Interest Expense			8,100	8,100
Income Tax Expense			300	300
Loss on interest rate swaps				—
Loss on debt extinguishment				—
Depreciation and amortization	10,800	5,000	—	15,800

EBITDA	$114,300	$24,300	$(9,700)	$128,900
Plus: Non-cash compensation expense	—	—	2,500	2,500
Less: Maintenance capital expenditures[1]	(9,100)	(7,000)	—	(16,100)
Less: Net cash interest expense and debt service	—	—	(15,700)	(15,700)
Plus: Distribution of cash reserves for working capital	—	—	1,400	1,400

Cash available for distribution	$105,200	$17,300	$(21,500)	$101,000

Cash available for distribution, per unit	$2.71	$0.44	$(0.55)	$2.60

Common units outstanding	38,839	38,839	38,839	38,839

[1]	Excludes $10.2 million of maintenance capital expenditures at the Pasadena Facility funded by debt.

About Rentech Nitrogen, L.P.

Rentech Nitrogen (www.rentechnitrogen.com) was formed by Rentech, Inc. to own, operate and expand its nitrogen fertilizer business. Rentech Nitrogen’s assets consist of two fertilizer production facilities owned by its operating subsidiaries. Rentech Nitrogen’s East Dubuque Facility is located in the northwestern corner of Illinois, and uses natural gas as a feedstock to produce primarily anhydrous ammonia and urea ammonium nitrate solution for sale to customers in the Mid Corn Belt. Rentech Nitrogen’s Pasadena Facility is located in Pasadena, Texas along the Houston Ship Channel. Rentech Nitrogen is the largest producer of synthetic granulated ammonium sulfate fertilizer in North America, with sales in the United States and South America. The Pasadena Facility’s other products, which are sold domestically, include ammonium thiosulfate fertilizer and sulfuric acid. The facility uses ammonia and sulfur as its primary feedstocks.

Forward Looking Statements

This press release contains forward-looking statements about matters such as: our forecasted EBITDA and cash available for distribution for the twelve months ending December 31, 2013; the outlook for our nitrogen fertilizer businesses; the projected impacts of the expansion projects to cash available for distribution and EBITDA; the timing and costs of such expansion projects and growth opportunities for the facilities. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in Rentech Nitrogen’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech Nitrogen’s website at www.rentechnitrogen.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech Nitrogen does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech Nitrogen Partners, L.P.

Rentech Nitrogen Partners, L.P.

Julie Dawoodjee Cafarella

Vice President of Investor Relations and Communications

310-571-9800

ir@rnp.net